SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON D. C.  20549

                            FORM 8-K
                         CURRENT REPORT

             Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934


                        December 20, 1994
                (Date of earliest event reported)


                 NORTH FORK BANCORPORATION, INC.
     (Exact name of Registrant as specified in its charter)


      Delaware             0-10280             36-3154608
     (State of                (Commission      (IRS Employer
     Incorporation)           File No.)        Identification No.)


            9025 Route 25, Mattituck, New York  11952
  (Address of principal executive offices, including zip code)


                         (516) 298-5000
      (Registrant's telephone number, including area code)


                         NOT APPLICABLE
  (Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets

     On November 30, 1994, Metro Bancshares Inc., a Delaware corporation ("Metro"), was merged (the "Merger") with and into North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), pursuant to the Agreement and Plan of Merger, dated as of June 27, 1994, by and between North Fork and Metro (the "Merger Agreement"). Immediately following the Merger, North Fork merged Bayside Federal Savings Bank, a federally-chartered stock savings bank and a former wholly owned subsidiary of Metro, with and into North Fork Bank, a New York chartered stock commercial bank and a wholly owned subsidiary of North Fork.

     Pursuant to the Merger Agreement, each share of the common stock, par value $0.01 per share of Metro, outstanding immediately prior to consummation of the Merger was converted into 1.645 shares of the common stock, par value $2.50 per share, of North Fork (the "Common Stock") and a like-number of associated rights (the "Rights") to purchase shares of North Fork's Series A Junior Participating Preferred Stock. The Rights are not currently separate from the shares of the Common Stock and are not currently exercisable. North Fork expects to issue approximately 9,200,000 shares of Common Stock in connection with the Merger.

Item 5.   Other Matters

     The Registrant will reflect a one-time merger expense and restructuring charge in its fourth quarter results of operations which is currently estimated to be $13.6 million, after taxes. The components of the merger and restructuring charge are as follows:

          Type of Cost                            $ in millions

Merger expense                                      $ 3.0
Restructuring charges:
    Severance and Other Employee Expenses             5.8
    Facility and System Costs                         5.6

    Total pre-tax merger and
     restructuring charges                           14.4
    Less:  Tax effect                               ( 5.0)
    Tax Bad Debt Recapture                            4.2

    Total after tax merger and
      restructuring charges                         $13.6

    In response to recent changes in the interest rate environment the Registrant and Metro disposed of selected securities in the fourth quarter of 1994 incurring pre-tax losses of approximately $6.7 million. Approximately $2.8 million was incurred by North Fork and $3.9 million by Metro. These dispositions were from the available for sale portfolios. Also, in the fourth quarter, it was determined that there were adverse developments relating to the ultimate recovery on a certain mortgage-backed investment held by Metro resulting in an additional write-down of $1.3 million that will be reflected in the fourth quarter results of operations. Metro had recognized a write-down of $1.9 million in the quarter ended September 30, 1994.


Item 7.   Financial Statements and Exhibits

    A.    Metro Bancshares Inc. Financial Statements

    B.    North Fork Bancorporation, Inc. - Metro Bancshares Inc.
          Unaudited Pro Forma Condensed Combined Financial
          Statement.

Item 7
A.  Metro Bancshares Inc. Financial Statements


Metro Bancshares Inc.
Consolidated Statements of Financial Condition
(Dollars In Thousands)

                                                  September 30,
                                             1994              1993

Assets
Cash and due from banks                 $   11,212     $   13,386
Money market investments (note 4)            8,275         29,175
       Total cash and cash equivalents      19,487         42,561

Investment securities, net (estimated market value of
  $65,342 and $130,086 at September 30, 1994 and
  1993, respectively)                       67,591        129,520
Mortgage-backed securities (estimated market value
  of $64,943 and $97,496 at September 30, 1994 and
  1993, respectively)                       66,561         93,631
Loans (note 7):
  Mortgage loans                           792,450        707,347
  Other loans                                1,349          1,458

                                           793,799        708,805
  Less allowance for possible
      loan losses (note 8)                   9,467          9,931
          Loans, net                       784,332        698,874

Premises and equipment, net (note 10)        7,299          7,380
Real estate owned held for sale, net         1,033          4,316
Accrued interest receivable:
  Loans                                      5,603          5,017
  Investments                                  838          1,209
  Mortgage-backed securities                   482            682
Deferred income taxes receivable,net         6,389             -
Other assets                                 2,081          1,679
Excess of cost over fair value
 of net assets acquired
     (notes 1 and 19)                       13,812         16,948

              Total assets               $ 975,508     $1,001,817



Liabilities and Stockholders' Equity
Liabilities:
  Deposits (note 11)                     $  849,031    $  888,766
  Borrowed funds (note 12)                   10,257        13,462
  Bank drafts outstanding                     1,397         1,900
  Mortgagors' escrow payments                19,010        17,509
  Accrued income taxes (note 13)              1,560         1,323
  Accrued expenses and other liabilities      9,506         7,019

              Total liabilities             890,761       929,979

Stockholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized at September 30, 1994 and 1993,
    respectively; none issued                    -            -
  Common stock, $.01 par value, 8,900,000 and
    7,500,000 shares authorized at
 September 30, 1994 and 1993, respectively;
 5,312,978 shares issued; and 5,080,504 and
 5,067,553 outstanding at September 30, 1994
 and 1993, respectively                          53            53
  Additional paid-in capital                 18,911        18,661
  Unallocated common stock held by Employee Stock
    Ownership Plan (ESOP) (note 15)           (257)         (462)
  Unearned common stock held by Management
    Recognition Plan (MRP) (note 15)              -            (9)
  Treasury stock, at cost, 232,474 and
 245,425 shares September 30, 1994 and
 1993, respectively                            (841)         (887)
  Retained income, partially restricted
 (notes 3, 13 and 18)                        66,881        54,482

       Total stockholders' equity            84,747        71,838

Commitments and contingencies (notes 5, 7, 16 and 17)
     Total liabilities and
           stockholders' equity           $ 975,508    $1,001,817


See accompanying notes to consolidated financial statements.

Metro Bancshares Inc.
Consolidated Statements of Income
 (Dollars In Thousands Except Per Share Amounts)

                                         Year ended September 30,
                                     1994           1993           1992
Interest income:
  Interest on loans:
    Mortgage loans (note 19)       $ 60,903       $ 58,401      $ 64,399
    Other loans                          95            202           207

     Total interest on loans         60,998         58,603        64,606
  Money market investments            1,471          1,078         5,034
  Investment securities:
    Equity securities                   705            707           599
    Taxable debt securities           4,385          4,914         3,610
    Nontaxable debt securities          116            116           116
  Mortgage-backed securities          5,409          7,300         5,819

     Total interest income           73,084         72,718        79,784

Interest expense:
  Deposits (notes 11 and 19)         27,424         30,743        44,762
  Borrowed funds (note 12)            1,097          1,290         1,374

     Total interest expense          28,521         32,033        46,136

     Net interest income             44,563         40,685        33,648
Provision for possible
    loan losses (note 8)                525          4,300         2,775

Net interest income after
   provision for
   possible loan losses              44,038          36,385       30,873

Other income:
  Banking fees and service charges    1,963           1,756        1,471
  Loan fees and service charges         463             423          256
  Net gain on sales of
     investment securities                -               -          139
  Net gain (loss) on sales
   of real estate owned, loans,
   other assets and loss
   on valuation of
    investments (note 5)             (2,208)            943          (85)
  Loss on real estate
       owned operations               (152)             (52)          (1)
  Provision for possible losses on REO
     (note 8)                         (250)            (520)        (275)
  Servicing fee income                 382              495          655
  Other                                402              260          199

     Total other income                600            3,305        2,359

Other expenses:
  Compensation and benefits          10,813           9,495        8,930
  Occupancy, net                      3,532           3,525        3,416
  Advertising and promotion             233             209          215
  Federal deposit insurance
      premiums                        2,071           1,984        1,938
  Amortization of excess of cost
    over fair value of net assets
    acquired (note 19)                  767             892          892
  Service bureau fees                   844             899          956
  Other                               2,945           2,680        2,769

        Total other expenses         21,205          19,684       19,116

       Income before provision
         for income taxes and
         cumulative effect of
         accounting change           23,433          20,006       14,116
Provision for income
    taxes (note 13)                  10,670           9,456        6,419

Income before cumulative effect of
    accounting change                12,763          10,550        7,697
Cumulative effect of change in
 accounting for income taxes          3,700               -            -
     Net income                    $ 16,463        $ 10,550     $  7,697



Earnings per common and common equivalent share:
  Income before cumulative effect
       of accounting change            $2.35           $1.96        $1.46(1)
  Cumulative effect of change in
   accounting for income taxes           .68               -            -

           Net income                  $3.03           $1.96        $1.46(1)

Weighted average number of
 shares of common
 stock outstanding                 5,436,333        5,386,121   5,266,720(1)

Earnings per common share assuming full
   dilution:
  Income before cumulative effect of
    accounting change                  $2.33            $1.95       $1.44(1)
  Cumulative effect of change
   in accounting for income taxes        .68               -            -

        Net income                     $3.01            $1.95       $1.44(1)

Weighted average number of shares
 of common stock outstanding
 assuming full dilution            5,472,165        5,420,568   5,343,859(1)

See accompanying notes to consolidated financial statements.

(1)  Restated to reflect the 3 for 2 stock split in September 1993.

Metro Bancshares Inc.
Consolidated Statements of Stockholders' Equity
(Dollars In Thousands)


                          Unallocated  Unallocated
                               Common   Common
                    Additional  Stock  Stock
               Common  Paid-in  Held   Held   Treasury  Retained
               Stock   Capital  By ESOP by MRP Stock   Income   Total

Balance at September 30,
    1991         $24   $18,668  $(874) $(225) $(956) $40,047  $56,684

Allocation of ESOP
  and earned portion
  of MRP stock, net of
  tax benefit      -        -     206    108      -       75      389
Net income for the
  year ended September
  30, 1992         -        -       -      -      -    7,697    7,697
Dividends declared on
  common stock     -        -       -      -      -   (1,518)  (1,518)
Exercise of stock options for
 14,608(1) shares  -       22       -      -     52        -       74
Three for two stock
  split           11      (11)      -      -      -        -       -
Fractional share payout
with stock split   -        -       -      -      -       (2)      (2)

Balance at September 30,
  1992            35    18,679   (668)  (117)  (904)   46,299 63,324

Allocation of ESOP
  and earned portion
  of MRP stock     -        -     206    108      -         -     314
Net income for the
  year ended September
  30, 1993         -        -       -      -      -    10,550  10,550
Dividends declared on
  common stock     -        -       -      -      -    (2,365) (2,365)
Exercise of stock
 options for 4,500(1)
 shares            -        -       -      -     17         -      17
Three for two stock
  split           18      (18)      -      -      -         -       -
Fractional share
 payout with
 stock split       -        -       -      -      -       (2)     (2)

Balance at September 30,
  1993            53   18,661    (462)    (9)  (887)   54,482 71,838

Allocation of ESOP
  and earned portion
  of MRP stock, net of
  tax benefit      -      246      205     9      -        62     522
Net income for the
  year ended September 30,
  1994             -        -        -     -      -    16,463 16,463
Dividends declared on
  common stock     -        -        -     -      -    (4,126)(4,126)
Exercise of options for
 12,951 shares     -        4        -     -     46        -      50

Balance at September 30,
  1994           $53  $18,911  $(257)   $-   $(841)  $66,881  $84,747

See accompanying notes to consolidated financial statements.

(1)  Restated to reflect the 3 for 2 stock split in September 1993.

Metro Bancshares Inc.
Consolidated Statements of Cash Flows
(Dollars In Thousands)

                                     Year ended September 30,
                                   1994            1993         1992
Operating activities:

Net income                        $ 16,463     $ 10,550    $  7,697
 Adjustments to reconcile net income to
  net cash provided by operating activities:
  Provision for possible
     loan losses                       525        4,300       2,775
  Provision for
    possible real estate
    owned losses                       250          520         275
  Depreciation and amortization of
   premises and equipment            1,104        1,125       1,110
  Amortization of deferred loan fees
   and accretion of
   discounts, net                      731          727      (1,303)
  Amortization of excess of cost over
   fair value of net
   assets acquired                     767          892         892
  Increase in deferred
   income taxes                        (25)        (600)       (574)
  Cumulative effect of change in
   accounting for
   income taxes                     (3,700)           -          -
  Net loss (gain) on sales of fixed
   assets and other assets              -           (71)         85
  Net (gain) on sales of and loss on
   valuation of investments          1,958            -        (139)
 (Gain) loss on sale of real estate
   owned and recoveries, net           240         (842)         14
 (Increase) decrease in accrued
  interest receivable                  (15)        (372)        998
 (Increase) decrease in real estate owned
  and other assets                    (865)        (315)        502
 Increase in mortgagors' escrow
  payments                           1,501        1,540       1,622
 Increase (decrease) in accrued expenses,
  other liabilities and accrued income
  taxes                              1,785          419      (1,391)
 Earned portion of MRP stock           317          108         108
  Allocation of ESOP stock             137          206         206
 Decrease in due from RTC                -           -       76,095
 Decrease in due
  to depositors                          -           -      (69,279)

 Net cash provided
  by operating activities           21,173       18,187      19,693

 Investing activities:
  Proceeds from maturing
   and principal payments
   on investment securities        114,186      196,948      50,638

 Proceeds from sale of
   investment securities              -              -        14,304
 Purchases of
   investment securities           (55,030)    (198,418)    (124,106)
 Principal payments on
   mortgage-backed
   securities                       27,095       22,736       11,096
 Purchases of mortgage-backed
   securities                           -       (29,482)     (39,529)
  Proceeds from principal payments on
   mortgage loans                   69,473       93,665       84,926
  Proceeds from sales of
   mortgage loans                    3,814        3,209        4,058
  Mortgage loans originated
   or acquired                    (159,915)    (105,814)     (91,528)
  Net other loan activities            109        2,261       (1,184)
  Purchases of premises and equipment,
   net of disposals                 (1,023)      (1,381)      (1,685)
  Proceeds from sales of real
   estate owned                      3,581        1,106        2,146
  Other                                 -           209          193

  Net cash provided (used) by
   investing activities              2,290      (14,961)     (90,671)

Financing activities:
  Net increase (decrease)
   in deposits                     (39,735)       1,333       (3,876)
  Decrease in bank drafts
   outstanding                        (503)        (741)      (5,384)
  Cash dividends paid on common stock and
   fractional share payout          (3,212)      (2,367)      (1,520)
  Repayment of long
   term borrowings                  (3,137)        (206)     (14,206)
  Proceeds from stock
   options exercised                    50           17           57

  Net cash used by
   financing activities            (46,537)      (1,964)     (24,929)

  Increase (decrease) in cash
   and cash equivalents            (23,074)       1,262      (95,907)
  Cash and cash equivalents
   at beginning of period           42,561       41,299      137,206

  Cash and cash equivalents
   at end of period               $ 19,487     $ 42,561     $ 41,299

Supplemental disclosures of cash flow information:
  Cash paid for:
   Interest                       $ 28,589     $ 32,083     $ 46,859
   Income taxes                     10,446       10,676        6,054
  Noncash investing and
   financing activities:
   Additions to real
    estate owned                    $  676     $  3,127     $  1,352
   Dividends declared not
    paid on common stock               914           -             -

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements Metro Bancshares Inc. and
Subsidiary

  September 30, 1994, 1993 and 1992


(1) Summary of Significant Accounting Policies

    In November 1988, Metro Bancshares Inc. ("Metro" or the "Holding Company") completed the issuance of 2,350,000 shares (5,287,500 shares on a post split basis) of common stock in connection with the conversion of Bayside Federal Savings Bank ("Bayside", "Bayside Federal" or the "Bank") from a mutual savings bank to a stock savings bank (the "Conversion"). Concurrent with the Conversion, Metro acquired all the capital stock of the Bank and became a unitary savings and loan holding company (see note 3). Metro's business currently consists of the business of the Bank.

    (a) Principles of Consolidation. The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of Metro and its wholly owned subsidiary, Bayside Federal Savings Bank and subsidiaries
    (collectively the "Company"). All material intercompany transactions and balances have been eliminated.

    (b) Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and money market investments with an original term to maturity of three months or less.

    Money market investments represent short term instruments, which are held to maturity (ninety days or less). These investments are carried at cost or, if applicable, at cost adjusted for accretion of discount or amortization of premium using a method which approximates the level yield method over the period to maturity. Carrying value of these investments approximate current market values.

    (c) Investment Securities. Investment securities are carried at cost or, if applicable, at cost adjusted for amortization of premium and accretion of discount, since the Company has the ability and management has the intention to hold these securities to maturity. Premiums and discounts are recognized as adjustments to income over the term of the security using a method which approximates the level yield method. Gains or losses on the sale of securities are determined using the specific identification method. Valuation adjustments are charged to income when it is determined that the carrying value of a security has been impaired.

    (d) Mortgage-Backed Securities. Mortgage-backed securities represent participating interests in pools of long term first mortgage loans originated and serviced by the issuers of the securities. These securities are accounted for using the same method as presented above for investment securities, since the Company has the ability and management has the intention to hold these securities to maturity. Premiums are amortized and discounts are accreted to income over the estimated life of the respective securities using a method which approximates the level yield method. Gains and losses on the sale of mortgage-backed securities are determined using the specific identification method.

    (e) Loans. Loans are carried at amortized cost. Interest on loans is recognized on the accrual basis. The Company provides an allowance for uncollectible interest on conventional mortgage loans contractually delinquent over ninety days when ultimate collection of such interest is not reasonably certain. This allowance is netted against accrued interest receivable for financial statement purposes. Such interest ultimately collected is credited to income in the period of recovery.

    Fees are charged for originating mortgage loans at the time the loan is granted. Loan origination fees, partially offset by certain expenses associated with loans originated, are deferred and amortized to interest on loans over the life of the loan using the level yield method. Adjustable rate mortgages (ARMs) with a lower rate during the introductory period (usually one year) will reflect the amortization of a substantial portion of the net deferred fee as a yield adjustment during the introductory period.

    Nonrefundable fees received for commitments to make or purchase loans in the future are deferred to the extent that they exceed the direct costs of underwriting the commitments. Excess fees are amortized over the combined commitment (on the straight-line method) and loan (on the level yield method) period.

    The discounts on loans purchased in connection with the merger with Union Federal Savings and Loan Association (note 19) are amortized to income over the contractual maturity of the loans, estimated to be 23 years, using the level yield method.

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of each consolidated statement of financial condition and related consolidated statement of income for the year then ended. Actual results could differ from those estimates. Currently, material estimates that are particularly susceptible to change relate to the determination of the allowance for possible loan losses. Management believes that the allowance for possible losses is adequate.

    Management's evaluation of the adequacy of the allowance for possible loan losses is based upon current and anticipated future economic conditions, collection experience, detailed analysis of individual loans for which full collectibility may not be assured, and the determination of the existence and value of the collateral and guarantees securing such loans. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

    Provision for possible losses on loans are charged to income when it is determined that the investment in such assets is greater than the estimated value.

    Loans are charged off against the allowance for possible loan losses when collectibility of loan principal is unlikely.
    Recoveries of loans previously charged off are credited to the allowance.


    (f) Real Estate Owned. Real estate owned consists of property acquired through foreclosure and outstanding loans that are "in-substance" foreclosures. These assets are recorded at the lower of cost or fair value less costs to sell. If the fair value of the asset less estimated costs to sell an individual property declines below the cost of such property, a provision for losses is charged to operations. Routine holding costs, primarily real estate taxes and property insurance, are charged to operations as incurred.

    (g) Premises and Equipment. Land is carried at original cost. Buildings, leasehold improvements, furniture, fixtures and equipment, and automobiles, other than that acquired as part of the Eastern Federal transaction (see note 19), are carried at original cost, less accumulated depreciation and amortization.

    Depreciation of premises and equipment is accumulated on a straight-line method over the estimated useful lives of the related assets. Estimated lives are 40 to 50 years for buildings, 3 to 10 years for furniture, fixtures and equipment, and 3 years for automobiles. Leasehold improvements are amortized on a straight-line method over the terms of the related leases.

    (h) Excess of Cost Over Fair Value of Net Assets Acquired. The excess of cost over fair value of net assets acquired arises from the 1982 merger of Union Federal Savings and Loan Association (note
    19) which was accounted for as a purchase. The excess cost was amortized over 40 years from the date of purchase through September 30, 1987 utilizing the straight-line method. During 1988, management reevaluated the period over which the remaining excess cost should be amortized. As a result of this reevaluation, it was determined that commencing October 1, 1987, the remaining excess cost should be amortized over 25 years utilizing the straight-line method.

    (i) Income Taxes. The Company files consolidated federal income tax returns with its subsidiaries and files a combined return with subsidiaries for state and local income taxes.

    Deferred income taxes are provided for all significant items of income and expense that are recognized in different periods for financial reporting purposes than for income tax purposes.

    In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 109 which relates to the method of accounting for income taxes. Under SFAS No. 109, a deferred tax liability is to be recognized on all taxable temporary differences and a deferred tax asset would be recognized on all deductible temporary differences and operating loss and tax credit carryforwards. A valuation allowance is to be recognized to reduce the potential deferred tax asset if it is "more likely than not" that all or some portion of that potential deferred tax asset will not be realized. This Statement also requires companies to take into account changes in tax laws or rates when valuing the deferred income tax amounts they carry on their balance sheet. This Statement is effective for fiscal years beginning after December 15, 1992. The Company implemented the Statement on a prospective basis effective October 1, 1993. The adoption of SFAS No. 109 resulted in an additional $6.1 million deferred tax asset (net of a $531,000 valuation allowance). This was recorded as a $2.4 million reduction in the excess of cost over fair value of net assets acquired through the Union Federal acquisition reflected in the consolidated statement of financial condition and a $3.7 million credit to income reflected as the cumulative effect of an accounting change in the consolidated statement of income.

    (j) Earnings Per Common Share. Earnings per common and common equivalent share is calculated by dividing net income by the weighted average number of common stock and common stock equivalents. Stock options are regarded as common stock equivalents and are therefore considered in earnings per share calculations if dilutive. Common stock equivalents are computed using the treasury stock method.

    (k) Financial Instruments Fair Value Disclosure. In December 1991, the FASB issued SFAS No. 107 entitled "Disclosures About Fair Value of Financial Instruments" which is effective for years ended after December 15, 1992. SFAS No. 107 requires the Company to disclose, if practicable, estimated fair values for substantially all of its financial instruments.

    SFAS No. 107 excludes certain financial instruments as well as all nonfinancial instruments from fair value disclosure. Accordingly, the fair values presented do not represent the Company's fair value as a going concern. In addition, the differences between the carrying amounts and the fair values presented may not be realized since the Company generally intends to hold these financial instruments to maturity and realize their recorded value.

    SFAS No. 107 provides minimal guidance and no limitations with regard to assumptions and estimates to be used. Therefore, while disclosure of estimated fair values is required, the fair value amounts presented in the financial statements do not represent the underlying value of the Company, nor do they provide any basis for comparison of the value of this Company with similar companies.

    The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value:

    Cash and cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

    Investment and mortgage-backed securities. Estimated fair values are based principally on market prices or dealer quotes. Certain fair values were estimated using market prices of similar securities.

    Loans. The loan portfolio was segregated into various components for valuation purposes in order to group loans based on their significant financial characteristics, such as type of interest rate (adjustable or fixed) and payment status (performing or nonperforming). Fair values were estimated for each component using a valuation method selected by management.

    The fair values of performing mortgage loans were estimated by using quoted market prices for securities collateralized by similar loans.

    The fair values of nonperforming mortgage loans were based on management's analysis of collateral appraisals and experience with the respective property/borrower.


    Estimating fair value is extremely sensitive to the assumptions and estimates used. While management has attempted to use assumptions and estimates which are the most reflective of the loan portfolio and the current market, a greater degree of subjectivity is inherent in these values than those determined in formal trading marketplaces. As such, readers are again cautioned in using this information for purposes of evaluating the financial condition and/or value of the Company in and of itself or in comparison with any other company.

    Deposits. In accordance with SFAS No. 107, the fair values of deposit liabilities with no stated maturity (NOW, money market, savings accounts and noninterest bearing accounts) are equal to the carrying amounts payable on demand. The fair values of certificates of deposit represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

    As required by SFAS No. 107, these estimated fair values do not include the intangible value of core deposit relationships which comprise a significant portion of the Bank's deposit base. Management believes that the Bank's core deposit relationships provide a relatively stable, low cost funding source which has a substantial intangible value separate from the deposit balances.

    Borrowed funds. Fair value estimates are based on discounting contractual cash flows using rates which approximate the rates offered for borrowings of similar remaining maturities.

    Off-balance-sheet financial instruments. The fair values of commitments to extend credit and unadvanced lines of credit as well as commitments to purchase investments were estimated based on an analysis of the applicable interest rates and/or fees currently charged to enter into similar transactions, considering the remaining terms of the commitments and if applicable, the creditworthiness of the potential borrowers. These carrying amounts were not significantly different from the estimated fair values.

    (l) Postretirement Benefits Other Than Pensions. In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" which is effective for fiscal years beginning after December 15, 1992. SFAS No. 106 changed the Company's practice of accounting for postretirement benefits on a cash basis by requiring accrual, during the years that the employee renders the necessary service, of the cost of providing those benefits to an employee and the employee's beneficiaries and covered dependents. The Company adopted SFAS No. 106 effective October 1, 1993. The $941,000 accumulated postretirement benefit obligation (the discounted value of expected future benefits attributed to employees' service rendered prior to October 1, 1993) is being amortized on a straight-line basis over a twenty year period. The incremental pretax expense for fiscal 1994 associated with the implementation of SFAS No. 106 was approximately $177,000.

    (m) Loan Impairment. In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. This Statement addresses the accounting by creditors for impairment of certain loans which include loans that are restructured in a troubled debt restructuring involving a modification of terms. It requires that impaired loans that are within the scope of this Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

    In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". SFAS No. 118 amends SFAS No. 114, to allow a creditor to use existing methods of recognizing interest income on an impaired loan. SFAS No. 118 eliminated the provisions in SFAS No. 114 that described how a creditor should report income on an impaired loan. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investment in certain impaired loans and how a creditor recognizes interest income related to those impaired loans. SFAS No. 118 is effective concurrent with the effective date of SFAS No. 114. Based upon a preliminary review of these Statements, management does not believe that the adoption of SFAS No. 114 and SFAS No. 118 will have a materially adverse effect on the Company.

    (n) Investments in Debt and Equity Securities. In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 is effective for fiscal years beginning after December 15, 1993. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. This Statement establishes three categories for reporting securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported (net of tax) as a separate component of stockholders' equity. Management does not anticipate that the implementation of SFAS No. 115, effective October 1, 1994, will have a material impact on its consolidated statement of income, but does anticipate that fluctuations in its stockholders' equity and the Bank's regulatory capital could result, due to the changes in the fair value of available-for-sale securities.

(2) Merger

    On June 27, 1994, North Fork Bancorporation Inc., ("North Fork") and Metro entered into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger (the "Merger") of Metro with and into North Fork, with North Fork surviving the Merger. Immediately after the Merger, Bayside will merge into North Fork Bank, North Fork's New York chartered commercial bank subsidiary.

    Pursuant to the Merger Agreement, each share of Metro common stock outstanding on the date of the Merger will be converted into North Fork Common Stock at an exchange ratio of 1.645.

    The merger is expected to be accounted for under the pooling of interests method.



    All required regulatory approvals have been received subsequent to September 30, 1994. On November 10, 1994, the shareholders of Metro and of North Fork voted to approve the Merger Agreement. The closing date of the Merger is scheduled for November 30, 1994. Subsequent to November 10, 1994, Metro in consultation with North Fork, began to restructure its security portfolios in anticipation of the closing of the Merger. Investment securities and mortgage-backed securities with a book value of approximately $76.9 million were sold. A loss of $3.9 million was recognized on these sales in November 1994.


(3) Conversion to Stock Form of Ownership

    On July 25, 1988, the Board of Directors of the Bank unanimously adopted a Plan of Conversion to convert the Bank from a federally charted mutual savings bank to a federally chartered capital stock savings bank. In connection with the Conversion, a holding company, Metro Bancshares Inc. was organized under Delaware law for the purpose of acquiring all of the capital stock of the Bank. On November 10, 1988, the Holding Company became a public company and issued in its initial offering 2,350,000 shares (5,287,500 shares on a post split basis) of common stock (par value $.01 per share) at a price of $8.75 per share for net proceeds of approximately $18.6 million. Simultaneous with the issuance of common stock, 99% of the net proceeds were used to purchase all of the outstanding capital stock of the Bank.

    Prior to the initial public offering and as part of the subscription and community offering, in order to grant priority to eligible depositors, the Bank established a liquidation account at the time of conversion, in an amount equal to the surplus and reserves of the Bank at June 30, 1988. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible deposits are reduced on annual determination dates subsequent to the Conversion. The balance of the liquidation account was approximately $3,711,000 at September 30, 1994.

    After Conversion (November 10, 1988), the Bank may not declare or pay a cash dividend on, or repurchase any of its conversion stock if the effect thereof would cause its net worth to be reduced below either (i) the amount required for the liquidation account or (ii) the amount of applicable regulatory capital requirements. In connection with its approval of the formation of the Holding Company, the Office of Thrift Supervision ("OTS") and the Holding Company have entered into an agreement for a period of ten years which, in the pertinent part, limits the Bank from paying cash dividends in excess of 50% of the Bank's cumulative net income for the prior eight quarters less dividends for the same period without the prior approval of the OTS. As of September 30, 1994, Metro has over $1.993 million in cash and due from banks and money market investments. Management feels that this amount will provide Metro with sufficient funds to maintain operations and pay declared dividends for the foreseeable future.

(4) Money Market Investments
    Money market investments consists of:



September 30,                        1994            1993

                                          (In Thousands)
Loans on Federal Funds            $ 8,275         $29,175



(5) Investment Securities

    Investment securities are summarized as follows:

September 30,             1994                             1993
                     Gross   Gross     Estimated       Gross Gross    Estimated
              AmortizedUnrealizedUnrealizedMarketAmortizedUnrealizedUnrealizedMarket
              Cost   Gains   Losses    Value   Cost    Gains Losses   Value
(In Thousands)
 U.S. Treasury
 securities and
 obligations of
 U.S. government
 corporations and
 agencies      $55,178  $28  $2,151  $53,055   $115,308  $552   $69   $115,791
 Obligations of states
  and political sub-
  divisions      2,230    -      89    2,141      2,196    20     -      2,216
Collateralized
 mortgage obligation
 (CMO)           3,540    -   1,940    1,600      3,540     -     -      3,540
Stock in Federal
 Home Loan Bank
  of New York    7,559    -       -    7,559      7,434     -     -      7,434
Other equity
 securities      1,024   25      62      987      1,042    63     -      1,105
Allowance for possible losses
 on CMO         (1,940)   -  (1,940)       -          -     -     -         -

Total          $67,591   $53  $2,302   $65,342 $129,520 $635     $69   $130,086

    During 1994 management established a $1.94 million allowance for possible losses on a troubled collateralized mortgage obligation.

    The amortized cost and estimated market value of investment securities at September 30, 1994 and 1993 by contractual maturity, except for callable securities at September 30, 1993 which are listed on the first call date, are summarized below.

September 30,                 1994                   1993

                                         Estimated                  Estimated
                            Amortized    Market      Amortized      Market
                            Cost         Value       Cost           Value

  (In Thousands)

Due in one year or less     $ 10,167     $ 10,152    $ 99,839       $100,077
Due after one year
 through five years           48,092       45,945      19,009         19,254
Due after five years
 through ten years               749          699       2,196          2,216
Equities                       8,583        8,546       8,476          8,539

     Total                  $ 67,591     $ 65,342    $129,520       $130,086

     Proceeds from sale of investment in taxable debt securities during fiscal 1992 were $14,304,000. A gross gain of $139,000 was realized on this sale. These securities were acquired with the Eastern Federal transaction and had maturities inconsistently longer than Bayside's portfolio. There were no sales of investments in fiscal 1993 and 1994.

     Federal law requires a member institution of the FHLB System to hold common stock of its district FHLB according to a predetermined formula. This stock is pledged as additional collateral to secure FHLB advances.

     At September 30, 1993, the Bank had a commitment to purchase an investment for approximately $5,021,000. There were no commitments outstanding as of September 30, 1994.


(6)  Mortgage-Backed Securities

     Mortgage-backed securities consist of:

September 30,               1994                     1993
                     Gross   Gross     Estimated       Gross Gross    Estimated
              AmortizedUnrealizedUnrealizedMarketAmortizedUnrealizedUnrealizedMarket
              Cost   Gains   Losses    Value   Cost    Gains Losses   Value


(In Thousands)
GNMA           $11,103  $140 $  249  $10,994   $16,298   $1,106 $ -   $17,404
FHLMC           50,445   144  1,583   49,006    68,547    2,391   -    70,938
FNMA             5,013    26     96    4,943     8,786      368   -     9,154

Total          $66,561  $310 $1,928  $64,943   $93,631   $3,865 $ -   $  97,496

     The amortized cost and estimated market value of mortgage-backed securities at September 30, 1994 and 1993 by contractual maturity (which does not reflect scheduled periodic amortization) are summarized below:



September 30,                         1994                    1993

                                             Estimated                 Estimated
                         Amortized           Market    Amortized       Market
                              Cost           Value         Cost        Value

(In Thousands)
Due after one year
 through five years         $  31,885    $  30,750   $ 29,863       $ 30,542
Due after five years
 through ten years              3,033        3,006     11,995         12,442
Due after ten years            31,643       31,187     51,773         54,512
Total                       $  66,561       64,943   $ 93,631       $ 97,496

(7)  Loans

     Loans are summarized as follows:
     September 30,                         1994              1993

   (In Thousands)
Loans secured by mortgages on real estate:
   Conventional mortgages:
        Adjustable rate                 $634,754           $535,547
        Fixed rate                       144,205            154,492
        Partially guaranteed by VA
           or insured by FHA              21,071             24,946
                                         800,030            714,985
Purchase accounting discount              (4,857)            (5,933)
Deferred loan fees and discounts          (2,723)            (1,705)
       Mortgage loans                    792,450            707,347
Other loans:
     Secured by deposit accounts           1,166              1,238
     Guaranteed by the Agency for
      International Development              183                218
     Consumer and Home Improvement            41                 43
                                           1,390              1,499
Unearned discounts                           (41)               (41)
     Other loans                           1,349              1,458
     Allowance for possible
      loan losses (note 8)                (9,467)            (9,931)
     Loans, net                         $784,332           $698,874

     The estimated fair value of loans as of September 30, 1994 and 1993 amounted to $759,160,000 and $741,184,000, respectively.

     The following table sets forth the composition of the Bank's loan portfolio by type of security in dollar amount (gross) and percentages.

     September 30,              1994                     1993
                                      Percent                  Percent
                         Amount       of Total      Amount     of Total

(Dollars In Thousands)
One-to four-family      $258,721       32.28%      $296,225     41.34%
Multifamily              363,504       45.36        234,446     32.72

Co-op underlying(1)      124,772       15.57        128,355     17.92

Commercial real estate    42,762        5.33         44,164      6.16
 Co-op share              10,004        1.25         11,470      1.60
Other                      1,657         .21          1,824       .26
     Total              $801,420      100.00%      $716,484     100.00%

              (1)Co-op underlying loans are first mortgage liens on
               multifamily cooperative properties and are senior to the loans on the individual apartment units, commonly called "co-op share loans."

     Lending Risk. The principal business of the Bank is lending primarily in adjustable rate mortgage ("ARM") loans on one-to four-family homes, apartment buildings, cooperative residential buildings and commercial real estate loans. The Bank considers its primary lending area to include New York City, and Nassau, Suffolk and Westchester counties.

     Multifamily, co-op underlying and commercial real estate lending is generally viewed as exposing the lender to a greater risk of loss than single family residential lending.

     Most of the Bank's mortgage loans secured by multifamily residential properties are located in the New York Metropolitan Area, and may be affected by general economic conditions in New York City and by government regulation, such as rent control laws, which could impact the future cash flow of the affected properties. Such loans typically involve higher loan principal amounts and repayment of the loan generally is dependent in large part, on sufficient income to cover operating expenses.

     Most of the co-op underlying, multifamily and commercial loans are "balloon" loans, which are amortized over significantly longer periods than their term to maturity. These loans involve a greater risk to the Bank because the principal amount may not be significantly reduced prior to maturity.

     A portion of the co-op underlying and multifamily adjustable rate loans have fixed payment schedules that allow for some negative amortization. The negative amortization is capped at 25% of the original loan amount for co-op underlying loans and 15% for multifamily loans. Negative amortization does involve a greater risk to the Bank because during a period of high interest rates the loan principal may increase above the amount originally advanced. However, all recent loan originations, which are mostly five year adjustable loans, do not allow for negative amortization.

     The Bank has attempted to minimize the risks discussed above by carefully considering among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property and the quality of the organization managing the property. All properties securing these loans are inspected by the Bank's loan underwriters. All outside appraisers must meet strict education and experience criteria and must requalify annually. All appraisals on the properties securing these loans are reviewed by two officers of the Bank. After these loans are closed, the Bank's loan review procedures require periodic inspections of the properties and an annual review of current operating statements.

     Restructured loans. The Bank has agreed to modifications of certain existing loans where appropriate. The modifications have taken the form of interest rate and payment concessions, extensions of maturities, forgiveness of some accrued interest and on one loan, reduction of principal. The Bank has no commitment to lend additional funds on these loans. At September 30, 1994, the Bank had nine loans totaling $27.0 million that have been restructured.

     The following is a discussion of the two largest restructured loans at September 30, 1994:

     The first is a restructured loan in the amount of $14.1 million at September 30, 1994 on a 438 unit cooperative building. The Bank restructured the loan due to cash flow problems from owner occupant defaults and sponsor cash flow problems due to secondary financing and increased operating expenses. The restructured loan provides for a below market interest rate for five years and an additional four year term to the original maturity date at a market rate. The loan is current and an appraisal dated May 1993 values the property at $19.3 million.

     The second is a restructured multifamily loan on a 324 unit garden apartment complex in Middlesex County, New Jersey with an outstanding balance of $6.4 million at September 30, 1994. The Bank has obtained a final judgement of foreclosure. However, just before sale of the property in April 1991, the borrowers filed for bankruptcy under Chapter 11. The plan of reorganization has been confirmed by the bankruptcy court and became effective on August 27, 1992. The plan provided, among other things, for an equity input by the borrowers of $500,000 and that the borrowers execute a new mortgage note for $8.0 million with a maturity of five years. The loan is structured to have an accrual of interest in the first two years with partial payments and then full payments of interest for the remaining three years. The Bank began accruing interest on the new mortgage note September 1992. The loan is current and an appraisal of the property as of March 1993 indicated the value to be $8.7 million.

     In addition to the above discussed loans, restructured loans at September 30, 1994 include seven loans totaling $6.5 million that are current under their modified terms.

     For the years ended September 30, 1994, 1993 and 1992, the interest income on restructured loans that would have been recorded had the loans performed at their original terms was approximately $2,482,000, $2,590,000 and $3,794,000, respectively, and the interest income that was recorded for the same periods amounted to $1,853,000, $1,877,000 and $1,818,000, respectively.

     Mortgage loans in arrears three months or more or in process of foreclosure were as follows (dollars in thousands):

                                                    % of
                           Number                   total
                           of loans   Amount        loans

     September 30, 1994        50     $ 5,485        .69%

     September 30, 1993        46     $ 8,705       1.23%


     At September 30, 1994, 1993 and 1992, nonaccrual loans totaled approximately $4,588,000, $8,251,000 and $10,725,000, respectively. Nonaccrual loans reduced interest income by approximately $557,000, $580,000 and $372,000 for the years ended September 30, 1994, 1993 and 1992, respectively. At September 30, 1994, there were no outstanding commitments to lend additional funds on such loans.

     At September 30, 1994 and 1993, the Bank had commitments to originate mortgage loans of approximately $20,704,000 and $23,543,000, respectively.


(8)  Allowances for Possible Loan and Real Estate Owned Losses

     Activity in the allowance for possible loan losses is summarized as follows:

     Year ended September 30,            1994       1993     1992

     (In Thousands)
     Balance at beginning of period     $ 9,931   $11,086   $ 9,558
     Provision for possible loan losses     525     4,300     2,775
     Loans charged off                   (1,018)   (5,457)   (1,250)
     Recoveries of loans charged off         29         2         3
     Balance at end of period           $ 9,467   $ 9,931   $11,086


     Activity in the allowance for possible REO losses is summarized as follows:

     Year ended September 30,           1994      1993      1992

     (In Thousands)
     Balance at beginning of period      $ 593       $108   $  -
     Provision for REO losses              250        520     275
     REO charged off                      (612)       (35)   (167)
     Recoveries of REO charged off          10          -      -
     Balance at end of period            $ 241      $ 593   $ 108


(9)  Mortgage Loan Servicing

     A summary of the number of loans and principal balance of loans serviced for others by the Bank is as follows:

     September 30,                             1994         1993

     (Dollars In Thousands)
     Number of loans                            1,887          2,162

     Principal balances                      $106,019       $129,160

(10) Premises and Equipment, Net

     Premises and equipment consist of:

     September 30,                             1994           1993

     (In Thousands)
     Land                                    $1,719         $1,748
     Buildings                                4,410          3,986
     Leasehold improvements                   1,342          1,739
     Furniture, fixtures and equipment        4,945          5,363
     Automobiles                                137            164
                                             12,553         13,000
     Accumulated depreciation and
        amortization                          5,254          5,620
          Premises and equipment, net        $7,299         $7,380

     Depreciation and amortization expense was approximately
     $1,104,000, $1,125,000 and $1,110,000 for the years ended
     September 30, 1994, 1993 and 1992, respectively.

(11) Deposits

     Deposit balances consist of (Dollars In Thousands):

     September 30,          1994                    1993


                                 Weighted                     Weighted
                                 average                      average
                         % of    nominal              % of    nominal
              Amount     total   rate      Amount     total    rate

Checking and
 NOW accounts     $ 79,599    9.37%  1.95%   $ 77,077     8.67%     1.95%
Savings
 deposits          399,199   47.02   2.57     424,284    47.74      2.66
Money market
 accounts           22,826    2.69   2.66      23,284     2.62      2.66
                   501,624   59.08            524,645    59.03

Certificate accounts by  contractual maturity:
Less than
 12 months          76,842    9.05   3.24      91,628    10.31      2.97
 12 to
   24 months       181,663   21.40   3.87     190,174    21.40      3.78
 25 to
   36 months         5,874     .69   4.85       6,735      .76      6.14
 Over 36
   months           82,994    9.78   5.94      75,515     8.49      6.24
                   347,373   40.92            364,052    40.96
Purchase accounting
  premium               34     .00                 69      .01
Total
 deposits         $849,031   100.00%         $888,766    100.00%

    Certificates of deposit accounts with denominations of $100,000 or more totaled approximately $18,316,000 and $19,360,000 as of September 30, 1994 and 1993, respectively.

    The estimated fair value of certificates of deposit as of September 30, 1994 and 1993 amounted to $346,935,000 and $368,961,000, respectively.

    The FDIC, an agency of the U.S. Government, administers the insurance of each depositor's savings up to $100,000 in accordance with the rules and regulations of the FDIC.

    Interest expense on deposit balances is summarized as follows for the year ended:

    Year ended September 30,              1994       1993          1992

 (In Thousands)
    Checking and
     NOW accounts                       $ 1,586     $ 1,641      $ 2,170
    Savings deposits
     and club accounts                   10,920      12,635       14,994
    Money market accounts                   634         700        1,373
    Certificate accounts                 14,284      15,767       26,225
              Total                     $27,424     $30,743      $44,762

(12)  Borrowed Funds

    Borrowed funds consist of:

    September 30,                          1994                  1993

    (In Thousands)
    Notes payable-fixed rate advances
      from the Federal Home Loan Bank
      of New York
         9.50% due 1994                 $     -                  $ 3,000
         10.00% due 1999                 10,000                   10,000
                                         10,000                   13,000
    ESOP loan payable (note 15)             257                      462
              Total                     $10,257                  $13,462

    The estimated fair value of borrowed funds as of September 30, 1994 and 1993 amounted to $11,352,000 and $16,617,000, respectively.

    Advances from the Federal Home Loan Bank of New York (FHLB-NY) are secured by stock of the FHLB-NY and mortgage loans at least equal to 110% of the amount of advances outstanding.

    Interest expenses on borrowed funds is summarized as follows:

    Year ended September 30,            1994       1993      1992
    (In Thousands)
    Notes payable                    $ 1,097    $ 1,287    $ 1,378
    Securities sold under
      agreements to repurchase             -         -          (4)
    ESOP loan payable (note 15)            -          3          -
    Total                            $ 1,097    $ 1,290    $ 1,374

(13)  Income Taxes

    As discussed in Note 1, the Company implemented SFAS No. 109 on a prospective basis, effective October 1, 1993. The adoption of SFAS No. 109 resulted in an additional $6.1 million deferred tax asset (net of a $531,000 valuation allowance). This was recorded as a $2.4 million reduction in the excess of cost over fair value of net assets acquired through the Union Federal acquisition reflected in the consolidated statement of financial condition, and a $3.7 million credit to income reflected as the cumulative effect of an accounting change in the consolidated statement of income.

    The income tax provision attributable to income before net cumulative effect of accounting change for the years ended September 30, 1994, 1993 and 1992 was at an effective rate higher than the statutory United States Federal income tax rate. The reasons for the differences are as follows:

    Year ended September 30,           1994       1993     1992

    Tax expenses at statutory rate     35.0%      34.8%     34.0%
    Increases (reduction) in taxes resulting from:
     Amortization of excess cost over fair
      value of net assets acquired      1.1        1.6       2.1
    Accretion/amortization of purchase
      accounting discount                 -       (2.0)     (3.0)
    State and local income taxes, net of
      federal tax benefit               9.4        7.8       8.1
    Federal bad debt deduction less than
      financial statement provision      -         5.3       4.5
    Other                                -         (.2)      (.2)
    Actual tax provision              45.5%       47.3%      45.5%

    Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. For tax years beginning after January 1, 1987, the allowable deduction is calculated utilizing either an experience method or by applying the statutory rate of 8% of taxable income.

    The Bank files state and local tax returns on a fiscal year basis. Effective January 1, 1985, the basis for the determination of tax liability was changed to the greater of a tax based on entire net income, as defined, taxable assets or a minimum tax. Further, the Bank is subject to a temporary surcharge based upon New York State tax liability. The Bank's provision for New York State and New York City taxes for the years ended September 30, 1994, 1993 and 1992 is based on "entire net income".

    For the years ended September 30, 1994, 1993 and 1992, provisions for income tax expense attributable to income before net cumulative effect of accounting change are comprised of the following amounts:

    Year ended September 30,                   1994       1993      1992

    (In Thousands)
    Current:
      Federal                                $ 7,287    $ 7,502     $ 5,127
      State and local                          3,408      2,554       1,866
                                              10,695     10,056       6,993

    Deferred:
      Federal                                   (17)       (443)      (444)
      State and local                           (8)        (157)      (130)
                                               (25)        (600)       (574)
                                           $ 10,670     $  9,456    $ 6,419

    The significant components of the change in the net deferred tax asset from October 1, 1993 to September 30, 1994 are as follows (In
    Thousands):

    Deferred tax provision (exclusive of the effects of other components
        listed below)                                               $ (678)
    Deferred tax asset attributable to recognition of discounts for tax
        purposes                                                     1,157
    Deferred tax liability attributable to the reduction of excess tax
        basis in acquired assets                                      (454)
                                                                    $   25
    For the years ended September 30, 1993 and 1992, deferred tax expense results from timing differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these timing differences are as follows:

    September 30,                                         1993       1992


    (In Thousands)
    Restructured loan-original
     issue discount                                     $     -     $  (394)
    Tax depreciation in excess of book                      (141)       (57)
    Reserve for uncollected interest                        (132)       (15)
    Deferred compensation                                   (132)         7
    Deferred loan fees                                      (288)      (230)
    Other                                                     93        115
                                                        $  (600)     $ (574)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at October 1, 1993 and September 30, 1994 are presented below.

                                     October 1, 1993       September 30, 1994
    (In Thousands)
    Deferred tax assets:

    Deferred loan loss provision,
    principally due to different
    methods of income recognition
    for financial reporting
    purposes                              $4,898                 $4,821


    Excess tax basis in acquired assets
    from previous tax free business
    combinations                           2,369                 1,915

    Bad debts charged off in excess of
    percentage of taxable income bad
    debt deduction for which no current
    tax deduction has been taken             466                    57

    Deferred compensation and various
    employee benefits, principally due
    to accrual for financial reporting
    purposes                                 317                   557

    Deferred loan fees, principally due
    to different methods of income tax
    recognition for financial reporting
    purposes                                 745                   755

    Premises and equipment, principally due
    to different methods of income recognition
    for financial reporting purposes           -                   45

    Other                                      1                     -

    Total gross deferred tax assets        8,796                 8,150

    Valuation allowance                     (531)                 (531)

    Deferred tax asset after valuation
     allowance                            $8,265                 $7,619

    Deferred tax liability:

    Plant and equipment, principally due to
    different methods of income recognition
    for financial reporting purposes         (98)                    -

    Discount accretion, principally due to
    different methods of income recognition
    for financial reporting purposes      (1,678)                  (521)


    Other                                   (125)                  (709)

    Total gross deferred tax liabilities  (1,901)                (1,230)

    Net deferred tax assets               $6,364                 $6,389

    The valuation allowance for deferred tax assets relates primarily to uncertainties of realization under the New York State and New York City tax codes which do not allow for net operating loss carryforwards or carrybacks.

    Retained income at September 30, 1994, 1993 and 1992 includes approximately $10,641,000, $10,641,000 and $10,736,000, respectively, for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt reductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

(14) 401(k) Plan

    Effective August 1, 1984, the Bank established a 401(k) thrift savings plan (the "401(k) Plan") for all employees who have attained the age of twenty-one and have completed twelve months of credited service which includes one thousand hours of service. The terms of the 401(k) Plan provide for employee contributions on a pretax basis up to a maximum of 10% of their base salary. The 401(k) Plan also provides that the Bank match 50% of each employee's contribution on a monthly basis, however, employee contribution in excess of 6% of base compensation will not be taken into account in the determination of the Bank's contribution. In addition to the monthly contributions, the Bank may, at the discretion of the Board of Directors, make an additional contribution to the 401(k) Plan. The amount of these contributions is also subject to the 6% limitation described above. The 401(k) Plan expense, which is included in other operating expenses - compensation and benefits, amounted to approximately $246,000, $222,000 and $222,000 for the years ended September 30, 1994, 1993 and 1992, respectively.

    Upon the closing date of the Merger, all participants become fully vested in their account balances. North Fork has a qualifying 401(k) savings plan which, subject to approval by various agencies, is intended to be the successor plan.

(15) Stock Plans

    Stock Option Plans. Effective upon the Conversion, the Board of Directors of the Company adopted an Incentive Stock Option Plan (the "Incentive Plan") which was approved by the shareholders of the Company on February 15, 1989. Under the Incentive Plan, 429,871 stock options (adjusted for stock splits and which expire ten years from the date of grant) have been granted to executive officers of the Company and its affiliates, including the Bank. Each option entitles the holder to purchase one share of common stock at an exercise price equal to $3.90 per share (the initial public offering price adjusted for stock splits). Simultaneously with the grant of any option, the Personnel Committee of the Board of Directors granted a "limited right" with respect to the shares covered by the option. Upon exercise of a limited right, the optionee would receive cash equal to the difference between the fair market value of the underlying shares of common stock subject to the option on the date of exercise and the exercise price. A limited right may be exercised only in the event of a change in control of the Holding Company (as defined in the Incentive Plan).

    During November 1993, the Board of Directors of the Company adopted a new Incentive Stock Option Plan (the "1993 Incentive Plan") which was approved by the shareholders of the Company on January 26, 1994. Under the 1993 Incentive Plan, 51,022 stock options (which expire ten years from the date of grant) have been granted to one executive officer of the Company and its affiliates, including the Bank. Each option entitles the holder to purchase one share of common stock at an exercise price equal to $17.38 per share. Simultaneously with the grant of any option, the Personnel Committee of the Board of Directors granted a "limited right" with respect to the shares covered by the option. Upon exercise of a limited right, the optionee would receive cash equal to the difference between the fair market value of the underlying shares of common stock subject to the option on the date of exercise and the exercise price. A limited right may be exercised only in the event of a change in control of the Holding Company (as defined in the 1993 Incentive Plan).

    Effective upon the Conversion, the Board of Directors of the Company also adopted an Option Plan for Outside Directors (the "Directors' Option Plan"), which was approved by the shareholders of the Company on February 15, 1989. Each member of the Board of Directors who is not an officer or employee of the Company was granted a single nonstatutory option to purchase 12,358 shares of the Company at an exercise price equal to $3.90 per share (the initial public offering price adjusted for stock splits). Each of the 98,864 total options granted under the Directors' Option Plan expire upon the earlier of ten years following the date of the option or thirty days following the date the optionee ceases to be a director.

    In November 1993, the Board of Directors of the Company adopted a new Option Plan for Outside Directors (the "Directors' 1993 Option Plan"), which was approved by the shareholders of the Company on January 26, 1994. Each member of the Board of Directors who becomes a member of the Board after the Conversion and who is not an officer or employee of the Company is granted a single nonstatutory option to purchase 12,358 shares of the Company at an exercise price equal to the closing price of the Metro stock on the day prior to the date of grant. In November 1993, 12,358 options were granted under the Directors' 1993 Option Plan at an exercise price equal to $17.38 per share which expire upon the earlier of ten years following the date of the option or one year following the date the optionee ceases to be a director.

    During fiscal 1991, the Board of Directors of the Company adopted an Incentive Stock Appreciation Rights ("SARs") Plan for the benefit of officers and other key employees. Stock appreciation rights entitle the grantee to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercise price and the equivalent of any dividends declared on common stock during the period the SARs are outstanding. An expense is accrued and adjusted quarterly for the earned portion of the amount by which the market value of the stock exceeds the exercise price for each stock appreciation right outstanding along with the equivalent of dividends declared on common stock. The expense related to the SARs granted in fiscal 1994, 1993 and 1992 accrued at September 30, 1994, 1993 and 1992 was approximately $1,724,000, $957,000 and $541,000, respectively.
    Participants become fully vested in their SARs upon the closing of the Merger.

    A summary of stock option and stock appreciation rights activity (adjusted for the stock splits) for the three years ended September 30, 1994 is as follows:

                                 Stock Options              Option/SARs Price
                         Incentive    Directors    SARs        Per Share

    Balance at
     September 30, 1991  378,849      97,739         -          $ 3.90
                                                    81,000        3.34
      Granted                 -            -       103,500        5.12
      Vested                  -            -        40,500        3.34
      Exercised               -       14,608            -         3.90

    Balance at
     September 30, 1992  378,849      83,131            -         3.90

                                           -        40,500        3.34
                                                   103,500        5.12
      Granted                 -            -       156,000       10.34
      Vested                  -            -        92,250     3.34/5.12
      Exercised               -        4,500             -        3.90

    Balance at
     September 30, 1993  378,849      78,631             -        3.90
                                                    51,750        5.12
                                                   156,000       10.34
      Granted             51,022      12,358            -        17.38
      Granted                  -           -        79,500       18.50
      Vested                   -           -        51,750        5.12
      Exercised            7,500       5,451            -         3.90

    Balance at
     September 30, 1994  371,349      73,180            -         3.90
                          51,022      12,358            -        17.38
                                                   156,000       10.34
                                                    79,500       18.50

     Employee Stock Ownership Plan and Trust. Effective upon the Conversion, the Company established an ESOP for employees age 21 or older who have at least one year of credited service.

     The ESOP is funded by the Company's contributions made in cash (which are primarily invested in the common stock) or common stock. Benefits may be paid in shares of common stock or in cash. As part of the Conversion, the ESOP borrowed funds from an unrelated third party lender and used the funds to purchase 370,125 shares (adjusted for the stock splits) of the common stock issued in the Conversion. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period not to exceed 7 years. The interest rate for the loan is based upon the lender's prime rate. At September 30, 1994, the loan had an outstanding balance of $257,000 for an interest rate of 7.75%. Shares purchased with such proceeds will be held in a suspense account for allocation among participants as the loan is paid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits generally become 20% vested after three years of credited service, increasing to 100% after seven years. However, for any year in which more than 60% of the total contributions are allocated to key employees, the vesting schedule is accelerated with benefits becoming vested after two years of credited service increasing to 100% after six years. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions.

     Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP are not fixed, therefore benefits payable under the ESOP cannot be estimated. The Company recorded approximately $137,000, $206,000 and $206,000 for this expense during the years ended September 30, 1994, 1993 and 1992, respectively, which included a prorata portion of the next loan payment due. At September 30, 1994, there were 105,750 shares (adjusted for stock splits) remaining for future allocation.

     The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares will be voted by the Trustee in a manner consistent with the instructions received for voting the allocated shares.

     The Merger Agreement provides that the ESOP shall be terminated in a manner which qualifies under applicable sections of the IRC and that the unallocated stock, after satisfaction of the Plan's liabilities, will be allocated to active participants' accounts.

     Management Recognition Plan and Trust. Effective upon the Conversion, the Company established the MRP as a method of providing key management employees with a proprietary interest in the Company in a manner designed to encourage such key employees to remain with the Company. The Company contributed $616,875 to the MRP to enable it to acquire 158,625 shares (adjusted for the stock splits) of common stock in the conversion, all of which were awarded. Such amount represents deferred compensation and has been accounted for as a reduction of stockholders' equity. Awards will be 100% vested after five years, upon termination of employment by death, disability, retirement or following a change in control of the Company. The Company recorded approximately $9,000, $108,000 and $108,000 for this expense during the years ended September 30, 1994, 1993 and 1992, respectively. During the year ended September 30, 1994, 27,774 shares were distributed under this plan.

(16) Rental Expense and Lease Commitments

     The Bank is obligated under several noncancellable leases on property used for its administrative office and branch purposes. These leases contain renewal options and rent escalation clauses. Rental expense under these leases for the years ended September 30, 1994, 1993 and 1992 approximated $710,000, $737,000 and $700,000, respectively.

     The projected minimum rentals under existing leases at September 30, 1994 are as follows:

     Year ending September 30,

     (In Thousands)
       1995                                             $  713
       1996                                                730
       1997                                                729
       1998                                                662
       1999                                                666
       Thereafter                                        1,628
          Total                                         $5,128

(17) Contingencies

     The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial condition of the Company.

(18) Regulatory Capital Compliance

     As a condition of deposit account insurance, OTS regulations require that the Bank calculate three minimum regulatory net worth requirements on a quarterly basis, and satisfy each requirement at the calculation date and throughout the ensuing quarter. The three requirements are a 1.50% tangible capital ratio; a 3.00% leverage ratio; and an 8.00% risk-based assets capital ratio. The capital standards are also required to be no less stringent than standards applicable to national banks. As of September 30, 1994, the Bank was in compliance with the regulatory capital requirements.

     On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. FDICIA, among other things, establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. The regulators have adopted rules, effective December 19, 1992, which require them to take action against undercapitalized institutions, based upon the five categories of capitalization which the FDICIA created: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically under-capitalized".

     The rules adopted generally provide that an insured institution whose risk-based capital ratio is 10% or greater, Tier 1 risk-based capital is 6% or greater, and leverage ratio is 5% or greater is considered a "well capitalized" institution. As of September 30, 1994, the Bank is considered a "well capitalized" institution.

(19) Business Combination

     The Company, through Bayside, acquired certain assets and assumed certain liabilities of Eastern Federal Savings and Loan Association ("Eastern") from the RTC effective with the close of business on September 27, 1991. This transaction has been accounted for as a purchase.

     Bayside acquired and retained $190.5 million in deposits held by Eastern at four of its branch locations in Suffolk County. Bayside Federal also assumed approximately $4.4 million in other liabilities of Eastern which were paid with cash received from the RTC. In consideration for the liabilities assumed, Bayside acquired approximately $108.7 million in loans, $82.1 million in cash and cash equivalents and investment securities, and $4.1 million in other assets.

     The excess of the fair value of assets acquired over liabilities assumed amounted to approximately $4.0 million. This excess offsets the $3.1 million in deposit purchase premiums and acquisition costs, and the remaining $905,000 was used to reduce the carrying value of acquired fixed assets. The transaction resulted in no additional goodwill to Bayside.

     Purchase accounting discounts and deposit premiums related to the transaction which are accreted/amortized to income over the related estimated lives using the level yield method are as follows:

                                              Estimated
                                      Amount  Life
     (Dollars In Thousands)
     Purchase discount on loans        $729     17 years
     Purchase premium on deposits      $703      4 years



     On September 10, 1982, the Bank purchased Union Federal Savings and Loan Association. At September 30, 1994, the remaining excess of cost over fair value of net assets acquired and unaccreted discount associated with this acquisition amounted to approximately $13,812,000 and $4,324,000, respectively. The net effect on income before provision for income taxes of the amortization of excess of cost over fair value of net assets acquired and the accretion of acquisition discounts during the years ended September 30, 1994, 1993 and 1992 were as follows:

     Year ended September 30,            1994      1993          1992
     (In Thousands)
     Accretion of discounts
      on loans                         $ 1,011   $ 1,125       $ 1,235
     Amortization of excess
      cost over fair value of
      net assets acquired                 (767)     (892)        (892)
     Net increase in income before provision
       for income taxes                $   244   $   233    $     343

Item 7
B. North Fork Bancorporation, Inc.-Metro Bancshare Inc. Unaudited Pro Forma Condensed Combined Financial Statement.

                 UNAUDITED  PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS

          The following tables set forth certain selected condensed financial data for North Fork and Metro on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on September 30, 1994, in the case of the balance sheet data presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement data presented. The pro forma data in the tables accounts for the Merger using the pooling of interests method of accounting. Financial data for the nine months ended September 30, 1994 combine North Fork and Metro with Metro's interim results presented to coincide with the reporting period for North Fork. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of North Fork and Metro.

          The pro forma data set forth in the following tables do not reflect merger expenses and restructuring charges anticipated to be incurred by North Fork, the expected costs savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. The unaudited pro forma combined selected financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the Merger had been consummated on September 30, 1994 or at the beginning of the periods indicated or which may be obtained in the future.

NORTH FORK BANCORPORATION, INC. - METRO BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 1994
(Dollars in thousands)
                                                 Pro Forma     North Fork
                        North Fork    Metro      Adjustments   Pro Forma
ASSETS
Cash and Due
 from Banks                $64,290    $11,212                   $  75,502
Money market
 investments                   585      8,275                       8,860
Investment Securities      639,812    134,152    (128,051) (5)    645,913
Securities Available
 for Sale                  202,772      0         124,134  (5)    326,906
Loans, net of unearned
 discounts                 988,764    793,799                   1,782,563
   Allowance for Loan
    Losses                 (41,176)    (9,467)                    (50,643)
      Net Loans            947,588    784,332                   1,731,920
Premises and Equipment      31,784      7,299                      39,083
Other Real Estate Owned     14,449      1,033                      15,482
Excess of cost over fair
 value of assets
  acquired                   8,764      13,812                     22,576
Other Assets                30,352      13,833      1,673  (5)     45,858
 Total Assets           $1,940,396    $973,948                 $2,912,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                $1,479,132    $868,041                 $2,347,173
Federal Funds Purchased
 and Securities Sold
 with Agreements to
 Repurchase                250,217           0                    250,217
Borrowed Funds              25,000      10,257       (257) (2)     35,000
Other Liabilities           16,514      10,903                     27,417
 Total Liabilities       1,770,863     889,201                  2,659,807

Stockholders' Equity:
Preferred Stock                  0           0                          0
Common Stock                35,874          53     20,841  (2)     56,768
Additional Paid-in
 Capital                    96,040      18,911    (21,682) (2)     93,269
Retained Earnings           40,640      66,881                    107,521
Less:  Unrealized depreciation
 on certain marketable
 securities                 (2,649)          0     (2,244)  (5)    (4,893)
Less:  Restricted Stock
 Awards                       (354)          0                       (354)
Less:  Unallocated common
 stock held by ESOP              0        (257)       257   (2)         0
Less:  Treasury  Stock         (18)       (841)       841   (2)       (18)
  Total Stockholders'
   Equity                  169,533      84,747                    252,293
  Total Liabilities and
 Stockholders' Equity   $1,940,396    $973,948                 $2,912,100

NORTH FORK BANCORPORATION, INC. - METRO BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 1993 for North Fork and September 30, 1993 for Metro (Dollars in thousands)

                                                 Pro Forma     North Fork
                        North Fork    Metro      Adjustments   Pro Forma
ASSETS
Cash and Due
 from Banks             $   75,070   $   13,386                $   88,456
Money market
 investments                   290       29,175                    29,465
 Investment Securities     548,497      223,151                   771,648
Securities Available
 for Sale                  200,219            0                   200,219
Loans, net of unearned
 discounts               1,017,084      708,805                 1,725,889
 Allowance for
   Loan Losses             (46,625)      (9,931)                  (56,556)
      Net Loans            970,459      698,874                 1,669,333
Premises and Equipment      33,277        7,380                    40,657
Other Real Estate Owned     21,899        4,316                    26,215
Excess of cost over
 fair value of assets
 acquired                    9,291       16,948                    26,239
Other Assets                24,879        7,264                    32,143
  Total Assets          $1,883,881   $1,000,494                $2,884,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                $1,442,270   $  906,275                $2,348,545
Federal Funds Purchased
 and Securities Sold
 with Agreements to
 Repurchase                255,643            0                   255,643
Borrowed Funds              20,000       13,462                    33,462
Other Liabilities           11,496        8,919                    20,415
      Total Liabilities  1,729,409      928,656                 2,658,065

Stockholders' Equity:
Preferred Stock                  0            0                         0
Common Stock                35,274           53    20,787  (2)     56,114
Additional Paid-in
 Capital                    94,487       18,661   (21,674) (2)     91,474
Retained Earnings           25,140       54,482                    79,622
Less:  Unrealized depreciation
 on certain marketable
 securities                      0            0                         0
Less:  Restricted Stock
 Awards                       (428)           0                      (428)
Less:  Unallocated common
 stock held by
 ESOP and MRP                    0         (471)                     (471)
Less:  Treasury
          Stock                 (1)        (887)      887  (2)         (1)
 Total Stockholders'
 Equity                    154,472       71,838                   226,310
 Total Liabilities and
 Stockholders' Equity   $1,883,881   $1,000,494                $2,884,375

NORTH FORK BANCORPORATION, INC. - METRO BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the nine months ended September 30, 1994
(Dollars in thousands, except for per share data)
                                                             North Fork
                          North Fork       Metro             Pro Forma
Interest Income           $ 96,261         $ 55,458          $151,719
Interest Expense            32,220           21,233            53,453
   Net Interest Income      64,041           34,225            98,266
Provision for
 Loan Losses                 2,500               25             2,525
   Net Interest Income
   after Provision for
   Loan Losses               61,541          34,200            95,741

Non Interest Income          12,388           1,918            14,306
Net Securities
 Gains (Losses)                 (54)         (1,940)           (1,994)
Other Real Estate
 Owned Related
 Expense                      4,283            512              4,795
Non Interest Expense         39,754         15,976             55,730
 Income before
  Income Taxes               29,838         17,690             47,528
Provision for
  Income Taxes               10,766          8,064             18,830
   Net Income             $  19,072        $ 9,626           $ 28,698

Weighted average common shares outstanding:
  Pro Forma at the
    Exchange Ratio           14,937          5,441             23,887

Net Income per share:
  Pro Forma at the
    Exchange Ratio          $ 1.28          $ 1.77             $ 1.20

NORTH FORK BANCORPORATION, INC. - METRO BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the years ended December 31, 1993 for North Fork
 and September 30, 1993 for Metro
(Dollars in thousands, except for per share data)

                                                             North Fork
                          North Fork       Metro             Pro Forma
Total Interest Income     $ 118,489        $72,718           $191,207
Total Interest Expense       41,136         32,033             73,169
   Net Interest Income       77,353         40,685            118,038
Provision for Loan Losses     6,000          4,300             10,300
   Net Interest Income
 after Provision for
 Loan Losses                 71,353         36,385            107,738

Non-interest Income          16,510          2,969             19,479
Net Securities Gains          1,457              0              1,457
Other Real Estate Owned
 Related Expense             14,307           (336)            13,971
Non-interest Expense         52,396         19,684             72,080
 Income before Income Taxes   22,617        20,006             42,623
Provision for Income
 Taxes                         7,520         9,456             16,976
   Net Income             $  15,097        $10,550           $ 25,647

Weighted average common shares outstanding:
 Pro Forma at the
   Exchange Ratio            14,382          5,421             23,300

Net Income per share:
 Pro Forma at the
   Exchange Ratio         $   1.05         $  1.95           $   1.10

NORTH FORK BANCORPORATION, INC. - METRO BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the years ended December 31, 1992 for North Fork
 and September 30, 1992 for Metro
(Dollars in thousands, except for per share data)

                                                             North Fork
                          North Fork       Metro             Pro Forma
Total Interest Income     $ 130,740        $ 79,784          $ 210,524
Total Interest Expense       59,578          46,136            105,714
  Net Interest Income        71,162          33,648            104,810
Provision for Loan Losses    21,000           2,775             23,775
  Net Interest Income
   after Provision for
   Loan Losses               50,162          30,873             81,035

Non-interest Income          14,647           2,496             17,143
Net Securities Gains          9,408             139              9,547
Other Real Estate Owned
 Related Expense             15,998             276             16,274
Non-interest Expense         54,299          19,116             73,415
 Income before
  Income Taxes                3,920          14,116             18,036
Provision for
 Income Taxes                 2,190           6,419              8,609
   Net Income             $   1,730        $  7,697          $   9,427

Weighted average common shares outstanding:
   Pro Forma at the
     Exchange Ratio          11,025           5,344             19,816

Net Income per share:
   Pro Forma at the
     Exchange Ratio       $    0.16        $   1.44          $    0.48

NORTH FORK BANCORPORATION, INC. - METRO BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the years ended December 31, 1991 for North Fork
 and September 30, 1991 for Metro
(Dollars in thousands, except for per share data)

                                                             North Fork
                          North Fork       Metro             Pro Forma
Total Interest Income     $152,368         $73,487           $225,855
Total Interest Expense      88,209          48,255            136,464
   Net Interest Income      64,159          25,232             89,391
Provision for Loan Losses   64,800           1,825             66,625
   Net Interest Income
   after Provision for
 Loan Losses                  (641)         23,407             22,766

Non-interest Income         11,305           2,094             13,399
Net Securities Gains         8,942             110              9,052
Other Real Estate Owned
 Related Expense            10,340             323             10,663
Non-interest Expense        47,833          14,830             62,663
   Income before
 Income Taxes              (38,567)         10,458            (28,109)
Provision for (recovery)
 Income Taxes               (4,941)          4,777               (164)
   Net Income (loss)      ($33,626)        $ 5,681           ($27,945)

Weighted average common shares outstanding:
   Pro Forma at the
      Exchange Ratio         9,999           5,162             18,490

Net Income (loss) per share:
   Pro Forma at the
      Exchange Ratio        ($3.36)          $1.10             ($1.51)

         NORTH FORK BANCORPORATION AND SUBSIDIARIES AND
                METRO BANCSHARES AND SUBSIDIARIES

                  NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS

    (1) The unaudited pro forma condensed combined balance sheet at September 30, 1994 represents the historical book values for North Fork Bancorporation, Inc. ("North Fork") and Metro Bancshares Inc. ("Metro") and account for the Merger using the pooling of interests method of accounting. Under generally accepted accounting principals ("GAAP")the assets and liabilities of Metro will be combined with those of North Fork.
Additionally, the statements of income for Metro will be combined with North Fork on a retroactive basis. North Fork utilizes a fiscal year which ends on December 31 for reporting purposes, whereas Metro uses a fiscal year which ends on September 30 for such purposes. The unaudited condensed combined statements of income for 1993, 1992, and 1991 combine North Fork and Metro at their respective year end periods. The unaudited condensed combined statement of income for the nine month period ended September 30, 1994 includes Metro for the nine months then ended to conform with the reporting period of North Fork. Summary unaudited operating results for Metro in the three month period ended December 31, 1993 not included in the unaudited pro forma condensed combined financial statements, is as follows:



Three months ended December 31, 1993:
                                      (unaudited)
Net interest income                        $10,745
Income before cumulative effect
  for accounting for income taxes            3,137
Income per share before
  cumulative effect                         $ 0.58
Cumulative effect of adoption of
 SFAS #109 accounting for
 income taxes                                3,700
Net Income                                   6,837
Net Income per share                       $  1.26

    (2) Pro forma adjustments to common shares and capital surplus, at September 30, 1994, reflect the Merger accounted for as a pooling of interest, through: (a) the exchange of 8,357,429 shares of $2.50 par value North Fork Common Stock for 5,080,504 actual outstanding shares actual of Metro at an Exchange Ratio of 1.645.

    (3) The pro forma weighted average shares outstanding for the nine month ended September 30, 1994 and for each of the combined three year periods, reflect exchange ratios of 1.645 shares of North Fork Common Stock for each share of Metro Common Stock.

    (4) The pro forma condensed combined financial statements do not reflect one-time merger expenses and restructuring charges which currently are estimated to be $13.6 million after taxes. The components of the merger and restructuring costs that will be recorded in the fourth quarter of 1994 are as follows:

          Type of Cost                            $ in millions


Merger expense                                      $ 3.0
Restructuring charges:
    Severance and Other Employee Expenses             5.8
    Facility and System Costs                         5.6

    Total pre-tax merger and
     restructuring charges                           14.4
    Less:  Tax effect                               ( 5.0)
    Tax Bad Debt Recapture                            4.2

    Total after tax merger and
      restructuring charges                         $13.6

    In response to recent changes in the interest rate environment the Registrant and Metro disposed of selected securities in the fourth quarter of 1994 incurring pre-tax losses of approximately $6.7 million. Approximately $2.8 million was incurred by North Fork and $3.9 million by Metro. These dispositions were from the available for sale portfolios. Also in the fourth quarter, it was determined that there were adverse developments relating to the ultimate recovery on a certain mortgage-backed investment held by Metro resulting in an additional write-down of $1.3 million that will be reflected in the fourth quarter results of operations. Metro had recognized a write-down of $1.9 million in the quarter ended September 30, 1994.

    (5) North Fork adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS #115) as of January 1, 1994. Metro was not required and had not yet adopted SFAS #115 for its recently completed fiscal year end. The foregoing pro forma combined balance sheet at September 30, 1994 reclassifies Metro's investment portfolio to conform with the criteria established by North Fork.

    (6) Certain Metro financial information has been reclassified to conform with North Fork.

    (7) Share data for Metro has been restated to reflect Metro's 3 for 2 stock splits declared on July 8, 1992 and August 5, 1993.

                           SIGNATURE



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:    December 15, 1994

                                   NORTH FORK BANCORPORATION, INC.


                                By: /s/ Daniel M. Healy
                                Name:  Daniel M. Healy
                                Title: Executive Vice President &
                                       Chief Financial Officer